Inovision Corporation
                             c/o Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036




                                                        September 28, 1998



To the Holders of Record
of Common Stock of
Inovision Corporation
Outstanding on November 9, 1994

Dear Holder:

Inovision Corporation, a Delaware corporation formerly known as Vestron, Inc. (the "Company"), is paying a second and final distribution (the "Final Distribution") under its Plan of Complete Liquidation and Dissolution which became effective November 9, 1994 (the "Plan"). If you have previously surrendered your stock certificate(s) and you were the holder of record of at least 14 shares of Common Stock of the Company on November 9, 1994, a check for the amount of your Final Distribution is enclosed. If no check is enclosed, you have not to date surrendered your stock certificate(s) and you should promptly follow the procedures outlined on the second page of this letter.

Pursuant to the Plan, the holders of record (the "Holders") of the shares of Common Stock of the Company that were issued and outstanding on November 9, 1994 (the "Shares") received a liquidating distribution of $2.50 per Share in cash (the "Liquidating Distribution") and the Company's stock transfer books were closed as of November 9, 1994. In order to receive the Liquidating Distribution, Holders were required to surrender the stock certificate(s) representing their Shares to the Company.

As described in the Plan, the Company will now distribute its remaining assets to Holders in the Final Distribution and be dissolved. The amount of the Final Distribution is $0.073352 per Share, or an aggregate of $2,747,888. No Final Distribution will be paid to any Holder if the aggregate amount payable to such Holder in the Final Distribution would be less than $1.00. On or before September 30, 1998, the Company will file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

Each Holder should consult his or her tax advisor concerning his or her particular tax situation and the tax consequences of receiving the Final Distribution (including, in the case of a Holder who will recognize a loss from the liquidation, the proper tax year for claiming such loss).

If no check is enclosed, you have not to date surrendered your stock certificate(s). Neither the Liquidating Distribution nor the Final Distribution will be paid to you if you do not surrender the stock certificate(s) representing your Shares. In order to surrender your stock certificates, you should first contact American Stock Transfer & Trust Company, the former transfer agent for the Company's Common Stock, 40 Wall Street, 46th Floor, New York, NY 10005, Exchange Department (phone 718/921-8209; fax 718/331-1852) to request a letter of transmittal form. Once you have completed the letter of transmittal and surrendered your stock certificates, a check in the amount of the Liquidating Distribution and the Final Distribution payable to you will be mailed to you at the address designated by you, unless such amounts have already been paid to state authorities pursuant to applicable state escheat laws. No interest is payable on the Liquidating Distribution or the Final Distribution.

Attached as Exhibit A to this letter is a brief description of certain agreements entered into in connection with the final disposition of the Company's assets and how the amount of the Final Distribution was calculated. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, its quarterly report on Form 10-Q for the quarterly period ended June 30, 1998, and its current report on Form 8-K relating to the Final Distribution may be obtained, without charge, by writing to American Stock Transfer & Trust Company at the above address.

Very truly yours,

INOVISION CORPORATION



By /s/ Austin O. Furst, Jr.
   ------------------------
    Austin O. Furst, Jr.
    Chairman of the Board

                                                                       Exhibit A
                                                                       ---------


                    Calculation of Final Distribution Amount
                    ----------------------------------------



The Plan of Complete Liquidation and Dissolution which became effective November 9, 1994 (the "Plan") provides for one final distribution under which all remaining assets of the Company are liquidated and paid to the Holders. All Holders other than Frogtown Holdings, Inc. (the "Majority Stockholder") will receive only cash in payment of the Final Distribution. The Majority Stockholder has entered into an Assignment and Assumption Agreement with the Company dated as of September 21, 1998 pursuant to which: (a) the Company transferred the "Settlement Rights" described below to the Majority Stockholder and transferred the Company's rights to its name to the Majority Stockholder's designee; (b) the Company transferred to the Majority Stockholder its rights to receive interest on unclaimed amounts with respect to the Liquidating Distribution and the Final Distribution prior to the payment of such amounts to Holders or state escheat authorities; and (c) the Majority Stockholder undertook certain obligations to American Stock Transfer & Trust Co. ("AST") as described below in connection with this mailing to Holders, the payment of the Final Distribution and the payment of unclaimed amounts with respect to the Liquidating Distribution and the Final Distribution to Holders or to state escheat authorities. The Company and the Majority Stockholder agreed that for purposes of the Final Distribution the net aggregate amount to be credited to the Company in consideration of the assignments and assumptions of obligations is $412,500.

Under an agreement between the Company and the Majority Stockholder made in connection with the adoption of the Plan, the Majority Stockholder was required to make a payment to the Company (the "Overage Amount") if the Cash Receipts in respect of certain In Kind Assets substantially exceeded the $120,000 at which those assets were valued for purposes of the Liquidating Distribution during the period beginning with the transfer of the In Kind Assets and ending in August 1998. The Majority Stockholder has certified to the Company that the amount of such receipts were less than the $120,000 and accordingly no Overage Amount is due to the Company.

The Company's assets at the time of the declaration of the Final Distribution consisted of cash and certain rights (referred to as "Settlement Rights") to receive (i) between $282,500 and $332,500 (depending on the amount of taxes that are payable) in January 2000 (or in certain cases, earlier) as a result of the settlement of a litigation relating to the production of an animated motion picture featuring music by the Beatles and (ii) 30% of all royalties generated by the motion picture, "Benji, the Hunted," until the amount of royalties so received reaches $3.0 million, pursuant to a settlement agreement with the producers of such film. The Benji settlement has so far resulted in royalties of approximately $1.6 million being received by the Company.

The Company also entered into an agreement with AST and the Majority Stockholder (the "AST Agreement"), pursuant to which, among other things, the Company transferred to AST the cash held by it to cover unclaimed amounts in connection with the Liquidating Distribution (the "Unclaimed Liquidating Distribution Amount"), and AST assumed all liabilities to pay such unclaimed amounts to Holders or to state escheat authorities. The AST Agreement authorizes AST to deduct its fees and its expenses from the Unclaimed Liquidating Distribution Amount, subject to the right to recover such amounts from the Majority Stockholder when needed to pay claims of Holders or to pay to state escheat authorities.

The Company's principal liability as of September 28, 1998, after payment of certain expenses and franchise taxes, was the obligation to pay an aggregate amount of $828,795 to Holders or to state escheat authorities in respect of unclaimed amounts of the Liquidating Distribution.

Including the transfers of the Settlement Rights and the Unclaimed Liquidating Distribution Amount as described above, and payment of certain expenses and franchise taxes, the assets of the Company consisted of $2,747,888, the aggregate amount of the Final Distribution. This amount less the $412,500 credited to the Majority Stockholder, was then paid by the Company to AST for distribution to Holders.

In calculating the amount per share, the Company included in the total amounts of the Final Distribution the amount credited to the Majority Stockholder pursuant to the Assignment and Assumption Agreement ($412,500) and eliminated from the number of Shares the aggregate number of Shares held by the Holders who would by reason of holding less than 14 shares be entitled to less than $1.00 in the Final Distribution. Payments of the Final Distribution are rounded up to the nearest whole cent in the case of the aggregate amount due to each Holder other than the Majority Stockholder, and rounded down to the nearest whole cent in the case of the aggregate amount due to the Majority Stockholder.


                                       A-2